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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 18549

PRELIMINARY
SCHEDULE 14C
(Rule 14C-101)

SCHEDULE 14C INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

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☐	Definitive Information Statement

ASGA, INC (Name of Registrant As Specified In Its Charter)
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ASGA, INC.
660 South Hughes Blvd.
Elizabeth City, NC 27909

January 3, 2003

        RE:    Notice of Action by Written Consent of Stockholders to be Effective January 24, 2003

        Dear Stockholder:

        We are notifying our stockholders of record on December 30, 2002, that the holders of a majority of the voting power of ASGA, Inc., a Delaware corporation (the "Company"), plan to approve the following actions by written consent in lieu of a special meeting, to be effective January 24, 2003:

        1.    An amendment to the Company's articles of incorporation to increase the number of authorized shares of common stock from One Million to Fifty Million; and

        2.    The adoption of the ASGA 2003 Stock Incentive Plan.

        WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

        An information statement containing a detailed description of the matters to be adopted by written consent in lieu of a special meeting of stockholders accompanies this notice. You are urged to read the information statement in its entirety for a description of the actions to be taken by the holders of a majority of the voting power of the Company.

        The Company will first mail this information statement to stockholders on or about January 3, 2003.

By Order of the Board of Directors

/s/ Vera Harrell, Secretary
January 3, 2003

ASGA, INC.
660 South Hughes Blvd.
Elizabeth City, NC 27909
(252) 331-0351

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

        We are sending you this Information Statement to inform you that the actions described in this Information Statement will be adopted by the written consent of the holders of a majority of the voting power of the Company in lieu of a special meeting effective January 24, 2003.

Information about the Special Meeting

        What actions will be taken by the written consent of the holders of a majority of the voting power of the Company in lieu of a special meeting?

        The holders of a majority of the voting power of the Company will take the following actions by written consent in lieu of a special meeting effective January 24, 2003:

1.
Approval of an amendment to the articles of incorporation to increase the number of authorized shares of common stock from One Million to Fifty Million. This proposal is described on page 3 of this Information Statement.

2.
Adoption of the ASGA 2003 Stock Incentive Plan. This proposal is described on pages      and      of this Information Statement.

        THE HOLDERS OF A MAJORITY OF THE VOTING POWER OF THE COMPANY HAVE EXECUTED A WRITTEN CONSENT ACTION ADOPTING AND APPROVING EACH OF THESE ACTIONS EFFECTIVE JANUARY 24, 2003. AS SUCH, ADOPTION AND APPROVAL OF THE ACTIONS IS ASSURED EFFECTIVE JANUARY 24, 2003.

How many votes are required to adopt the actions?

        The approval and adoption of an amendment to the articles of incorporation to increase the number of authorized shares of common stock from One Million to Fifty Million requires the consent of the holders of a majority of the voting power of the Company. The approval of the ASGA 2003 Stock Incentive Plan requires the consent of the holders of a majority of the voting power of the Company.

        After giving effect to a fifty for one reverse stock split to effective December 30, 2002, the Company had approximately 909,990 shares of common stock outstanding. Each share of common stock is entitled to one vote. The holders of a majority of the outstanding shares of common stock have executed a written consent in lieu of a special meeting which is effective on January 24, 2003. As a result all actions described in this Information Statement will be effected on January 24, 2003 or as soon thereafter as practicable.

What is the effect of the increase in the number of authorized shares of Common Stock?

        Approval and adoption of an amendment to the articles of incorporation to increase the number of authorized shares of common stock from One Million to Fifty Million will have no immediate effect on the number of shares of common stock outstanding.

Am I entitled to dissenter's rights?

        The Nevada Revised Statutes does not provide for dissenter's rights for the actions to be taken by written consent in lieu of a special meeting.

Why is the Company adopting the ASGA 2003 Stock Incentive Plan?

        We are adopting the ASGA 2003 Stock Incentive Plan in order to provide stock incentives to officers, directors, key-employees, and independent contractors that provided services to the Company.

Action 1—Approval of Amendment to Articles of Incorporation to
Increase Number of Authorized Shares of Common Stock

        The board of directors and the holders of a majority of the voting power of the Company have approved an amendment to the Company's articles of incorporation to increase the number of authorized shares of common stock from One Million to Fifty Million. The form of the certificate of amendment to the articles of incorporation is attached as Exhibit A to this Information Statement.

Purpose of Increase in the Number of Authorized Shares

        The Company effected a 50 for 1 reverse stock split on December 30, 2002 by filing a Certificate of Change in Number of Authorized Shares with the Secretary of State of Nevada which had the effect of reducing the number of authorized shares from 50,000,000 to 1,000,000 and the number of outstanding shares from 45,499,478 shares to approximately 909,990 shares. Consequently, the Company has only approximately 90,000 shares of common stock available for general corporate purposes. The Board of Directors does not believe this is an adequate number of shares to assure that there will be sufficient shares available for issuance in connection with possible future awards under employee benefit plans, stock dividends, stock splits, future acquisitions, equity and equity-based financings and other corporate purposes. Therefore, the Board of Directors has proposed the increase in authorized shares of Common Stock as a means of providing it with the flexibility to act with respect to the issuance of Common Stock or securities exercisable for, or convertible into, Common Stock in circumstances which it believes will advance the interests of the Company and its stockholders without the delay of seeking an amendment to the Articles of Incorporation at that time.

        The Board of Directors has no current specific plans to authorize the issuance of additional shares of Common Stock, except in connection with awards under the ASGA 2003 Stock Incentive Plan. In connection with the Company's overall financing plan, from time to time, the Board of Directors has considered the issuance of Common Stock or securities convertible into Common Stock. If stockholders approve the amendment to the Articles of Incorporation, then the Board of Directors would have more flexibility to pursue opportunities to engage in possible future financing transactions involving Common Stock or securities convertible into Common Stock. However, at this time, no decision to proceed with any such transaction has been made and no determination as to the type or amount of securities that might be offered has been made, should a possible future transaction be pursued.

        The action taken by written consent will increase the number of authorized shares to the number which was authorized immediately prior to the 50 for 1 reverse stock split.

Certain Effects of the Amendment

        The increase in authorized shares is not being proposed as a means of preventing or dissuading a change in control or takeover of the Company. However, use of these shares for such a purpose is possible. Shares of authorized but unissued or unreserved Common Stock and Preferred Stock, for example, could be issued in an effort to dilute the stock ownership and voting power of persons seeking to obtain control of the Company or could be issued to purchasers who would support the Board of

Directors in opposing a takeover proposal. In addition, the increase in authorized shares, if approved, may have the effect of discouraging a challenge for control or make it less likely that such a challenge, if attempted, would be successful. The Board of Directors and executive officers of the Company have no knowledge of any current effort to obtain control of the Company or to accumulate large amounts of Common Stock.

        Holders of Common Stock are not entitled to preemptive rights with respect to the issuance of additional shares of Common Stock or securities convertible into or exercisable for Common Stock. Accordingly, the issuance of additional shares of Common Stock or such other securities might dilute the ownership and voting rights of stockholders.

        The proposed amendment to the Articles of Incorporation does not change the terms of the Common Stock. The additional shares of Common Stock for which authorization is sought will have the same voting rights, the same rights to dividends and distributions, and will be identical in all other respects to the shares of Common Stock now authorized.

        If approved by stockholders, it is anticipated that the amendment to the Articles of Incorporation will become effective on or as soon as practicable after January 24, 2003.

No Dissenter's Rights

        Under the Revised Nevada Statutes, holders of common stock are not entitled to dissenter's rights with respect to the proposed amendment to the Company's articles of incorporation to effect the reverse stock split, unless, as a result of a reverse split, the number of shares held by a stock holder is reduced to a fraction of one share and that fraction of a share is acquired for cash or scrip. Because the Company will round any such fractional share to the next whole share, no holder of common stock will hold less than one share. This decision by the Company eliminates dissenter's rights for the reverse stock split.

Action 2—Approval of the ASGA 2003 Stock Incentive Plan

        The board of directors and the holders of a majority of the voting power of the Company have approved the ASGA 2003 Stock Incentive Plan (the "2003 Plan"). The 2003 Plan is being adopted provide stock incentives to officers, directors, key-employees, and independent contractors that provided services to the Company. A copy of the 2003 Plan is attached hereto as Exhibit B.

Shares Available for Issuance

        The 2003 Plan authorizes award of stock incentives for up to 7,500,000 shares of the common stock of the Company, after giving effect to the reverse stock split. The compensation committee or the board of directors may amend the terms of the 2003 Plan, provided that no such amendment may increase the number of shares reserved under the 2003 Plan without stockholder approval. No stock incentives have been awarded under the 2003 Plan. Currently it is anticipated that all shares reserved under the 2003 Plan will be issued to employees and a key advisor of the Company as restricted stock awards for services rendered to the Company.

Administration and Eligibility

        The 2003 Plan will be administered by the compensation committee of the board of directors. The compensation committee has the sole authority to interpret the 2003 Plan and to decide all questions of fact arising in its application. Subject to the provisions of the 2003 Plan, the compensation committee is authorized to establish rules for the administration of the 2003 Plan, to interpret the 2003 Plan, to make determinations about when to make grants under the 2003 Plan and the characteristics of these grants, and to take other actions consistent with the 2003 Plan. All of our employees, including employees who are officers or members of the board, and members of the board who are not employees are eligible to participate in the 2003 Plan. Also, consultants and advisors who perform services to us are eligible to participate in the 2003 Plan if they render bona fide services and the services are not in connection with the offer or sale of our securities in a capital-raising transaction. The compensation committee is authorized to grant stock options, restricted stock awards, and stock appreciation rights under the 2003 Plan.

Amendment or Termination of the 2003 Plan

        The board of directors may terminate or amend the 2003 Plan at any time, provided that any amendment to the 2003 Plan that requires stockholder approval will be submitted to a vote of stockholders in order to comply with Section 162(m) of the Internal Revenue Code if that Section is applicable. Except as otherwise provided in the 2003 Plan, the board cannot increase the number of shares that may be issued under the 2003 Plan without stockholder approval. Neither the compensation committee nor the board may amend the 2003 Plan in a manner which would impair or adversely affect the rights of an optionee without the optionee's consent or make the option grant contrary to law. The 2003 Plan will become effective on January 24, 2003, immediately following the filing of the certificate of amendment to the articles of incorporation and will terminate on the day immediately preceding the tenth anniversary of its effective date unless terminated earlier.

Beneficial Ownership of Principal Stockholders, Directors, and Management

        As of December 30, 2002, the Company had 909,990 shares of common stock outstanding. The holders of a majority of the outstanding shares of common stock have executed a stockholder action by written consent in lieu of a special meeting which is effective on January 24, 2003. As a result all actions described in this Information Statement will be effected on January 24, 2003 or as soon thereafter as practicable.

        The table below shows the amount and class of stock of the Company beneficially owned as of December 30, 2002 by each of our directors and executive officers, each person whom we believe beneficially owns more than 5% of our outstanding voting stock; and all executive officers and directors as a group. In accordance with the rules of the Securities and Exchange Commission, beneficial ownership as disclosed in the table below includes shares currently owned as well as shares which the named person has the right to acquire beneficial ownership of within 60 days, through the exercise of options.

Name and Address of Beneficial Owner(1)	Number of shares of Common Stock Beneficially Owned		Percent of Class
Lawrence A. Creeger	4,235,990		46.55%
Vera Harrell	540,000		5.91%
Cornell Capital Partners, LP 101 Hudson Street, Suite 3606 Jersey City, New Jersey 07302	3,180,000	(2)	34.95%

(1)
If no address is given, the named individual is an executive officer or director of ASGA, Inc. whose business address is 660 South Hughes Blvd., Elizabeth City, NC 27909

(2)
Based on a Schedule 13D filed on behalf of the Cornell Capital Partners, LP with the Securities and Exchange Commission.

Other Matters

        No matters other than those discussed in this Information Statement are contained in the written consent signed by the holders of a majority of the voting power of the Company.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ VERA HARRELL Vera Harrell Secretary

Exhibit A

Form of Amendment to the Articles of incorporation
To Effect the Reverse Stock Split and Name Change

A-1

CERTIFICATE OF AMENDMENT (AFTER ISSUANCE OF STOCK)
OF ARTICLES OF INCORPORATION
OF ASGA, INC.

        I, the undersigned Lawrence A. Creeger, Chief Executive Officer of ASGA, Inc., do hereby certify:

        That the Board of Directors of said corporation at a meeting duly convened, held on November 25, 2002, adopted a resolution to amend the articles of incorporation as follows:

        Article 4 is hereby amended to read as follows:

"4. Authorized Shares:

        The aggregate number of shares which the corporation shall have authority to issue shall consist of 50,000,000 shares of Common Stock having a $.001 par value, and 10,000,000 shares of Preferred Stock having a $.001 par value. The Common and/or Preferred Stock may be issued from time to time without prior approval of the stockholders. The Common and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Common Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations, or restrictions thereof as shall be stated in the resolution or resolutions."

        The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 909,990, that the said changes and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment.

/s/ LAWRENCE A. CREEGER Lawrence A. Creeger Chief Executive Officer

State of Virginia
County of _______

On January 23, 2003, personally appeared before me, a Notary Public, Lawrence A. Creeger, who acknowledged that he executed the above instrument.

(Notary Seal)

A-2

Exhibit B

Form of ASGA 2003 Stock Incentive Plan

ASGA 2003 STOCK INCENTIVE PLAN

        The purpose of the ASGA 2003 Stock Incentive Plan (the "Plan") is to provide (a) designated employees (including employees who are also officers or directors) of ASGA, Inc. and its subsidiaries (the "Company"), (b) certain consultants and advisors to the Company, and (c) non-employee members of the Board of Directors of the Company (the "Board") with the opportunity to receive grants of incentive stock options and nonqualified stock options ("Options") and restricted stock awards ("Restricted Stock Awards") and Stock Appreciation Rights, Performance Shares, Dividend Equivalent Payments and Other Stock Based Awards ("Options," "Restricted Stock Awards," and "Stock Appreciation Rights," are collectively referred to herein as "Awards").

        1.    Administration.    The Plan will be administered by the compensation committee (the "Committee") of the Board. If no compensation committee is appointed, all references in the Plan to the "Committee" shall be deemed to refer to the Board. The Committee shall have the sole authority to (i) determine the individuals to whom Awards shall be granted under the Plan, (ii) determine the type, size and terms of the Awards to be granted to each such individual, (iii) determine the time when the Awards will be granted and the duration of any applicable exercise period, including the criteria for exercisability and the acceleration of exercisability and (iv) deal with any other matters arising under the Plan. The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

        2.    Shares Subject to the Plan.    The aggregate number of shares of common stock of the Company ("Company Stock") that may be issued under the Plan is 7,500,000 shares. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Awards granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, the shares subject to such Awards shall again be available for purposes of the Plan.

        3.    Eligibility for Participation.    All employees of the Company ("Employees"), including Employees who are officers or members of the Board, and members of the Board who are not Employees ("Non-Employee Directors") shall be eligible to participate in the Plan. Consultants and advisors who perform services to the Company ("Key Advisors") shall be eligible to participate in the Plan if the Key Advisors render bona fide services and such services are not in connection with the offer or sale of securities in a capital-raising transaction. Employees, Key Advisors and Non-Employee Directors who receive Awards under this Plan shall hereinafter be referred to as "Grantees".

        4.    Options.    Options granted under the Plan may be incentive stock options ("Incentive Stock Options") or nonqualified stock options ("Nonqualified Stock Options"). All Awards shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with the Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument (the "Grant Instrument") or an amendment to the Grant Instrument. The Committee shall approve the form and provisions of each Grant Instrument. Incentive Stock Options may be granted only to Employees. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Key Advisors. The purchase price (the "Exercise Price") of Company Stock subject to an Option shall be determined by the Committee, provided however, that (x) the

Exercise Price of an Incentive Stock Option shall be equal to, or greater than, the Fair Market Value of a share of Company Stock on the date the Incentive Stock Option is granted unless such Employee, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, in which event the Exercise Price per share shall be not less than 110% of the Fair Market Value of Company Stock on the date of grant. Fair Market Value per share shall be the mean between the last reported "bid" and "asked" prices of Company Stock on the relevant date.

        5.    Restricted Stock Awards.    The Committee may grant Restricted Stock Awards pursuant to the Plan. Restricted Stock Awards may be granted to Employees, Non-Employee Directors and Key Advisors. Such Restricted Stock Awards shall be in any form the Committee deems appropriate, including but not limited to, stock for converted options, stock bonuses and stock purchase rights. Each Restricted Stock Award shall be evidenced by a Grant Instrument. A Grantee's right to retain a Restricted Stock Award may be subject to such restrictions, including, but not limited to, his continuous employment by the Company for a specified period as the Committee deems appropriate. The Committee may, in its sole discretion, require different periods of employment and objectives with respect to different Grantees, different Restricted Stock Awards or designated portions of a single Restricted Stock Award. Company Stock subject to a Restricted Stock Award shall be issued and delivered at the time of the grant or as otherwise determined by the Committee, and may be free trading or may be subject to forfeiture until provided otherwise in the Grant Instrument or the Plan. Grants of Restricted Stock Awards shall be made at such cost to the Grantee as the Committee shall determine and may be issued in consideration for past services actually rendered to or for the benefit of the Company.

        6.    Stock Appreciation Rights.    The Committee may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is a right to receive a payment equal to the excess of the (i) Fair Market Value of the shares of Common Stock covered by such right as of the date of exercise or termination over (ii) such amount as is determined by the Committee at the time the Stock Appreciation Right is granted; such grants may be made individually or in tandem with Options. Each Stock Appreciation Right shall be evidenced by an Agreement and shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. If Stock Appreciation Rights are granted in tandem with an Option, the exercise of the Option shall cause a proportional reduction in Stock Appreciation Rights standing to a Grantee's credit; the payment of Stock Appreciation Rights shall cause a proportional reduction of the number of shares of Common Stock exercisable under such Option. If Stock Appreciation Rights are granted in tandem with an Incentive Stock Option, the Stock Appreciation Rights shall have such terms and conditions as shall be required for the Incentive Stock Option to qualify as an Incentive Stock Option. Upon electing to receive payment of a Stock Appreciation Right, a Grantee shall receive payment in cash, in Common Stock, in any combination of cash and Common Stock, or in such other form as the Committee shall determine. Stock Appreciation Rights shall be paid by the Company to a Grantee, to the extent payment is elected by the Grantee (and is otherwise due and payable), as soon as practicable after the date on which such election is made.

        7.    Amendment and Termination of the Plan.    The Board may amend or terminate the Plan at any time; provided, however, that any amendment to the Plan that requires stockholder approval shall be submitted to a vote of stockholders in order to comply with Section 162(m) of the Code if such Section is applicable to the Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its effective date unless terminated earlier by the Board or unless extended by the Board with the approval of the stockholders.

8.    Administrative Provisions.

        (a)    Governing Document.    The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

        (b)    Rights of Participants.    Nothing in this Plan shall entitle any Employee, Key Advisor or other person to any claim or right to be granted an Award under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company or any other employment rights.

        (c)    Headings.    Section headings are for reference only. In the event of a conflict between a title and the content of a section, the content of the section shall control.

        (d)    Effective Date of the Plan.    This Plan was adopted by the Board of Directors on November 25, 2002 and by the stockholders effective January 24, 2003.

        (e)    Certain Awards.    Nothing contained in this Plan shall be construed to (a) limit the right of the Committee to grant Awards under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Awards granted to employees thereof who become Employees of the Company, or for other proper corporate purpose, or (b) limit the right of the Company to grant stock options or restricted stock awards or to grant stock appreciation rights, performance shares, dividend equivalent payments or other stock based awards or make other awards outside of this Plan. Without limiting the foregoing, the Committee may grant Awards to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a stock option or restricted stock award made by such corporation. The Committee shall prescribe the provisions of the substitute Awards.

        (f)    Compliance with Law.    The Plan, the grant and exercise of Awards, and the obligations of the Company to issue or transfer shares of Company Stock under Awards shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. The Committee may revoke any grant if it is contrary to law or modify a grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this section.

        (g)    Ownership of Stock.    A Grantee or Successor Grantee shall have no rights as a stockholder with respect to any shares of Company Stock covered by an Award until the shares are issued or transferred to the Grantee or Successor Grantee on the stock transfer records of the Company. Once an Award is exercised, the purchaser shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Award is exercised.

        (h)    Governing Law.    The validity, construction, interpretation, and effect of the Plan and Grant Instruments issued under the Plan shall exclusively be governed by and determined in accordance with the laws of the State of Nevada.

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ASGA, INC. 660 South Hughes Blvd. Elizabeth City, NC 27909
INFORMATION STATEMENT
Form of Amendment to the Articles of incorporation To Effect the Reverse Stock Split and Name Change
CERTIFICATE OF AMENDMENT (AFTER ISSUANCE OF STOCK) OF ARTICLES OF INCORPORATION OF ASGA, INC.
Form of ASGA 2003 Stock Incentive Plan
ASGA 2003 STOCK INCENTIVE PLAN